EXHIBIT 10.12

                              NHL ENTERPRISES, L.P.
                   I 251 AVENUE OF THE AMERICAS, 47TH FLOOR
                            NEW YORK, NEW YORK 10020
                               TEL: (212) 789-2000
                               FAX: (212) 789~2020


                            RETAIL LICENSE AGREEMENT
                            ------------------------

                                                      No.:  63954

                                                      Date: August 26, 2005
LICENSEE:   Collectible Concepts Group, Inc.

                                                      Tel:    215-491-1075
ADDRESS:    1600 Lower State Road
            Doylestown, PA 18901                      Fax:    215-491-1079
            USA

                                                      Attn: Paul S. Lipschutz


            NHL ENTERPRISES, L.P. ("NHLE") has the right to license for commercial purposes the use of certain properties of the National Hockey League ("NHL") and of the teams comprising said League ("MEMBER TEAMS") in the Territory specifically --- the names nicknames slogans symbols, logos emblems insignia colors uniform designs and other indicia of each of the Member Teams of the National Hockey League the city or regional identification of each of the National Hockey League Member Teams in conjunction with their colors and an appropriate professional ice hockey reference and the name initials insignia colors and other indicia of the National Hockey League including the Conference and Division names and/or logos (the"NHL MARKS" ) and that except as stated in paragraph 3(a) hereinafter no other entity has the right to license said NHL Marks in the Territory for such purposes.

            LICENSEE, whose full name and address are set forth above, desires to obtain the right from NHLE to utilize the NHL Marks in connection with the manufacture distribution sale and advertising of certain products specified hereinafter (the "PRODUCTS") in accordance with the conditions and provisions set forth in this License Agreement.

            Therefore,   in  consideration   of  the  promises,   covenants  and
undertakings contained in this License Agreement, the parties hereto agree, as follows:

       1. GRANT OF LICENSE.
          -----------------

            For purposes of this License Agreement, the definitions set forth in paragraph numbered 2 below shall be applicable and controlling Subject to such definitions NHLE hereby grants to L1CENSEE the NON-EXCLUSIVE right to use the NHL Marks on the Products throughout the TERRITORY during the TERM or any RENEWAL TERM(S) in accordance with all of the provisions conditions and undertakings specified hereinafter in this License Agreement

            (a) PRODUCT(S). The Products are as follows

                   (i) Fanbana-retractable banner/foldsign (hand-held, self-rolling billboard); (ii) megaphone cap (collapsible megaphone which can be worn as a hat, hung on the wall or used as a cone cover for tailgating parties); (iii) satin wall scroll/growth chart; (vi) window and door scroll; and
                   (v) raised letter wrist band.

                  (Each individual item must be reviewed and approved in writing by NHLE prior to manufacturing.)

            (b) TERRITORY. The Territory is the United States, including its territories and possessions and its Armed Forces or similar Exchange Services.

            (c) TERM. The Term hereof shall be for the period commencing on 7/1/05 and terminating on 6130/07.

            (d) LICENSEE PAYMENTS. In consideration for the rights herein granted to LICENSEE LICENSEE shall pay to NHLE the following:

              (i) ROYALTY  RATE:  LICENSEE will pay NHLE at such times and under the circumstances specified hereinafter, a ROYALTY PAYMENT in amount equal to the Royalty Rate of ten percent (10%) or at NHLE's prevailing rate, whichever is greater, times NET SALES;


                   All premium and incentive sales must be approved by NHLE at its sole discretion on a case-by-case basis; and

             (ii) ADVANCE AND GUARANTEED MINIMUM PAYMENTS: The Advances and Guaranteed Minimum Payments in U S dollars to be credited against Royalty Payments due NHLE are as follows:

                   Annual Guaranteed Minimum Payments to be paid to NHLE as follows:

                                    AMOUNT           DUE DATE
                                    ------           --------

                   For the. License Year beginning 07101/05 to 06/30/06:
                   -----------------------------------------------------
                              $15,000.00 US      due upon the execution hereof
                               $ 5,000.00 US     due on or before 02/01/06
                               $ 5,000.00 US     due on or before 05/01/06

                   For the License Year beginning 07/01/06 to 06/30107:
                   ----------------------------------------------------
                              $15,000.00 US      due on or before 02/01/07
                              $10,000.00 US      due on or before 05/01/07

                   TOTAL ANNUAL GUARANTEED MINIMUM PAYMENTS:
                                  $50,000.00 US

                   Amounts paid in excess of the Guaranteed Minimum Payment for a License Year may not be applied to reduce or offset the Guaranteed Minimum Payment due for another License Year.

       (e) ADDITIONAL CQNSIOERATION. During each License Year, LICENSEE will provide NHLE upon NHLE's request and free of charge, with Licensed Products valued up to $3,000 based on LICENSEE's regular wholesale price offered to retailers. Any quantity of Licensed Products requested by NHLE during each License Year exceeding $3,000 in value shall be made available for purchase by NHLE at LICENSEE's regular wholesale price offered to retailers.

       (f) MIGHTY DUCKS OF ANAHEIM. LICENSEE acknowledges that affiliates of the former owner of the NHL Member Team currently known as the "Mighty Ducks of Anaheim" own, control and/or commercially exploit properties associated with the "Mighty Ducks" mark (e.g., motion pictures, animated television cartoon series, etc.). The grant of license described herein will not apply to such properties or any trademarks, copyrights or other intellectual property rights associated with such properties, as distinguished from the owner's NHL operations.

                          STANDARDTERMS AND CONDITIONS
                          ----------------------------
2.    DEFINITIONS.

      (a) "TERRITORY" -- the geographical area in which LICENSEE is authorized to use the NHL Marks -- is specified in paragraph 1(b) above.

      (b) "LICENSE YEAR" means the period commencing on the First day of the Term and on each following July 1st and ending on the following June 30th during the Term or any Renewal Term(s)

      (c) "TERM" -- the period during which this License Agreement is in effect whether or not it is renewed-- is set forth in paragraph 1(c) above. "Renewal Term(s)," if any are specified in paragraph I above, are those License Year(s) immediately following the last License Year of the Term or any prior Renewal Term.


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

      (d) "PRODUCT(S)" ARE identified in paragraph 1(a) above, and become ~ when LICENSEE applies or uses the licensed NHL Marks strictly in accordance with the provisions, conditions and undertakings set forth in this License Agreement

      (e) "PREMIUMS" means any product including but not limited to Licensed Product(s), sold at any price or given away for the purpose of promoting, publicizing or increasing the sale of any other product or service, including but not limited to incentives for a sales force or distributorship(s), or for trade or consumer promotions.


      (0 "LICENSED SALES" means the sale of Licensed Products directly to or for retail outlets, mail order or catalogs, including electronic and video marketing entities, where the Licensed Products are ultimately sold to consumers. Licensed Sales do not include the sale of Licensed Products as Premiums, which require separate agreements executed by NHLE with both the manufacturer and user of the premium.

      (g) "NET SALES" means the gross amount of Licensed Sales of Licensed Products in U.S. dollars at the invoiced selling price net normal and reasonable cash and quantity discounts and returns for credit; no deductions shall be made for costs incurred in manufacturing, selling, distributing, advertising (including cooperative and promotional allowances), or for uncollectible accounts.

      (h) "ROYALTY PAYMENT" is the Royalty Rate specified in paragraph 1(d)(i) above times Net Sales of Licensed Products, calculated and payable in U.S. dollars to NHLE; the Royalty Rate shall be calculated at NHLE's prevailing standard percentage rate of Net Sales, which percentage rate may be increased for all or virtually all retail licenses for any License Year upon two hundred and seventy (270) days prior notice to LICENSEE.

      (i) "GUARANTEED MINIMUM PAYMENT" -- the minimum amount of Royalty Payment in U.S. dollars which LICENSEE shall pay for each License Year, irrespective of the amount of Net Sales actually made during such period -- is specified in paragraph 1(d)(ii) above.

      (j) "ADVANCE" is the amount of the Guaranteed Minimum Payment in U.S. dollars which LICENSEE shall remit to NHLE upon the signing of this License Agreement by LICENSEE, is specified in paragraph I(d)(ii) above.


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

      (k) "NHL INDICIA" means the following matter as it appears on or in connection with Licensed Products or packaging, labeling, advertising or promotional material therefor or related thereto: (1) NHL Marks; (2) words, phrases, slogans and the like ("Words") derived from or incorporating NHL Marks; (3) caricatures, graphics, images, designs and the like ("Graphics") derived from NHL Marks or incorporating NHL Marks or any recognizable part thereof, (4) Words or Graphics that are hockey specific; and (5) Words or Graphics that are used exclusively or substantially exclusively in association with NHL Marks or other NHL Indicia. Words arid Graphics that appear on or in connection with Licensed Products or packaging, labeling, advertising or promotional material therefor or related thereto and which either (x) were used by LICENSEE in an ordinary commercial manner on unlicensed products or products licensed by others prior to the entry by LlCENSEE into negotiations with NHLE for this License Agreement, or (y) are virtually identical to elements so used by LICENSEE on unlicensed products or on products licensed by others, shall not be deemed to be NHL Indicia pursuant to clause (5) above.

       3.    LIMITATIONS OF LICENSES

            In addition to the provisions, conditions and under-takings set forth in other paragraphs herein, the license granted to LICENSEE is subject to the following understandings, limitations and conditions:

      (a) Each NHL Member Team has retained the right to license its own marks individually for products other than jackets, replica jersey/sweaters and trading cards; the sale of Member-Team-licensed products generally shall be restricted to within a seventy-five mile radius of the Member Team's home arena, and no such local license may be granted to LICENSEE for the Products.

      (b) To the extent the NHL Marks licensed by this License Agreement include the names, logos, colors, etc. of the NHL Member Teams, they include such marks of each of the Member Teams, and LICENSEE agrees that each Licensed Product will be designed and offered for sale in enough styles so that there shall be at least one style of each Licensed Product with the name, logo, colors, etc. of each NHL Member Team with a home arena in the Territory.

      (c) This license to use the NI-IL Marks does not constitute and may not be used to imply the endorsement of the Licensed Product(s) or any other product of LICENSEE, and the NHL Marks are not licensed herein as certification marks or an indication of a particular standard of quality.

      (d) LICENSEE may not sell distribute or make available Licensed Products as Premiums without a prior written license agreement from NHLE. In the event such a license is granted to LICENSEE, the Licensed Products may only be sold to a user specifically approved and licensed by NHLE for such purpose pursuant to a separate agreement.

      (e) The Licensed Products shall not knowingly be sold or distributed for retail sale in combination with any other product for a single price to the exclusion of the opportunity to purchase the Licensed Products separately.

      (f) LICENSEE will not sell the Licensed Products to parties whom it knows or reasonably should know will resell or distribute the Licensed Products outside the Territory.

      (g) This license is personal to LICENSEE and LICENSEE shall not assign, transfer or sub-license any or all of the rights granted herein to any third party without the written consent of NHLE. LICENSEE shall not pledge or encumber this license as security or collateral for any obligation of LICENSEE.

      (h) No use of the NHL Marks shall be preprinted by LICENSEE on its stationery, envelopes, business cards, invoices, statements, packing slips or other similar documents or materials unless approved in advance by NHLE.

      (i) LICENSEE shall not purchase or otherwise obtain the Licensed Products it is authorized to sell under this License Agreement from any other entity without the prior written consent of NHLE, unless such other entity enters into a written agreement with LICENSEE, in a form which Is acceptable to NHLE in its sole discretion, which agreement limits said other entity's rights solely to supplying LICENSEE with Licensed Products pursuant to the written agreement..

      (1) LICENSEE agrees that it will cause to appear conspicuously, indelibly and legibly on each of the Licensed Product(s) and on all advertising material, tags, labels and devices bearing any of the NHL Marks or other NHL Indicia, such proper trademark, copyright or other notices of property right in the NHL Marks or other NEIL Indicia or other material as may be designated by NHLE. In addition, LICENSEE shall place a notice specified by NHLE that the Licensed Products are genuine merchandise officially licensed.

      (k) In the event LICENSEE uses authors, photographers, artists or any other persons to create and/or design NHL Indicia for or in connection with the Licensed Products or packaging, labeling, advertising or promotional material therefor or related thereto LICENSEE shall either use personnel within its employ so such work qualifies as a "work made for hire ` under the Copyright Act (17 U.S.C. ss.101) and assign copyright in such work to NHLE or if LICENSEE engages personnel under conditions which do not give rise to such a "work made for hire," LICENSEE shall obtain an assignment of copyright to NHLE of any copyrightable material prepared or depicted by such author, photographer, artist or other person for the Licensed Products or such packaging, labeling, advertising or promotional material. Such obligations shall apply only to those parts of otherwise unified textual or graphic matter which qualify as NHL Indicia In addition to all other rights and remedies afforded by this License Agreement and applicable law, LICENSEE agrees to hold harmless NHLE NHL and its Member Teams other NHLE Licensees and the partnership partners, principals, officers, directors, employees and agents thereof, from any claim, suit or damage, including attorney's fees, judgments, court costs and consequential damages, that arise out of LICENSEE's failure to deliver to NHLE the assignment(s) of copyright required by this provision.

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

      (i) LICENSEE further agrees that it will not apply for or seek to obtain trademark, copyright or any other proprietary right in the NHL Marks or any other NHL Indicia on Licensed Products or packaging labeling advertising or promotional material therefor or related thereto NHLE NHL and/or any or all of its Member Teams jointly and severally may at their option apply for and obtain in any or all of their own names trademark copyright or other property right protection for the NHL Marks or other NHL Indicia (furnished or provided by LICENSEE or
            NHLE) for the Licensed Product(s) or packaging, labeling, advertising or promotional material therefor or related thereto. Upon request, LICENSEE will furnish (i) necessary specimens or facsimiles for such purpose free of cost, (ii) evidence of the date of first shipment or sale of each Licensed Product in commerce and also, if earlier, in intrastate commerce, and (iii) such additional information documents, specimens and facsimiles as may be reasonably required to evidence and perfect the trademark. Copy right or other property right protection for the NHL Marks or other NHL Indicia (all free of cost)

      (m) If demanded by LICENSEE, NHLE shall undertake to procure and obtain in its own name, or the name of the National Hockey League or any or all of its Member Teams, trademark, copyright, design patent or other property right protection of the NHL Marks or other matter (furnished or provided by NHLE or LICENSEE) for the Licensed Product(s) at LICENSEE's expense, including reasonable attorneys' fees.

      (n) LICENSEE agrees that if LICENSEE receives knowledge of any manufacture or sale by anyone other than LICENSEE of products licensed under this License Agreement or of such products as would be confusingly similar in the minds of the public and which bear or are promoted in association with the NHL Marks or other NHL Indicia under this License Agreement, or any names, symbols, emblems, designs or colors which may be confusingly similar in the minds of the public to such NHL Marks or other NHL Indicia, LICENSEE will call such fact to the attention of NHLE. NHLE shall then have the exclusive right in its sole discretion to prosecute any such manufacture or sale, either in its own name or the name of the National Hockey League and/or one or more of its Member Teams and LICENSEE shall cooperate arid assist in the prosecution of any such action. If demanded by NHLE, LICENSEE shall join in or cooperate in the prosecution of any such action as may be instituted by NHLE; all such prosecution shall be at NHLE's expense, including reasonable attorneys fees The proceeds recovered in any such prosecution in the form of damages, profits or other recovery shall belong solely to NHLE. LICENSEE shall not commence any action of its own to restrain or recover damages for any alleged infringements of the NHL Marks or other NHL Indicia without first obtaining express written permission to do so from NHLE.

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

      (o) LICENSEE will not attack the title or right of NHLE or NHL and/or its Member Teams in and to the NHL Marks other NHL Indicia or any copyright or trademark pertaining thereto, nor will it attack the validity of the License granted hereunder during the Term hereof or thereafter

      (p) LICENSEE will not harm, misuse or bring into disrepute the NHL Marks, their reputation or that of their owners.

      (q) LICENSEE acknowledges that except as expressly provided herein, there is no right to renew this License Agreement, and no options to extend this License Agreement have been granted or are implied hereunder.

      (r)   LICENSEE  will   manufacture,   sell  and  distribute  the  Licensed
            Product(s) in an ethical manner and in accordance with the terms and intent of this License Agreement

      (s) LICENSEE will not incur or create any expenses chargeable to NHLE, NHL or its Member Teams without the prior written approval of NHLE.

      (t) LICENSEE will protect to the best of its ability, its right to manufacture, sell and distribute the Licensed Product(s) hereunder

      (u) LICENSEE will comply with all laws and regulations relating or pertaining to the manufacture, sale advertising or use of the Licensed Product(s), shall maintain high quality and standards commensurate with LICENSEE's market, and shall comply with any regulatory agencies which shall have jurisdiction over the Licensed Product(s).

      (v) LICENSEE will never disclose any confidential and non-public information about NHLE, NHL and/or its Member Teams which it acquires from any source during the Term or any Renewal Term(s) hereof.

      (w) Notwithstanding anything contained herein to the contrary, the LICENSEE shall not have the right to use, reference or exploit or to grant third parties the right to use, reference or exploit, the NHL Marks or other NHL Indicia on the Internet or any other on-line media in any manner whatsoever without NHLE's prior written consent, which consent may be withheld in NHLE's sole discretion.

       4.    REPORTS AND PAYMENTS.

            On or before the twentieth (20th) day following each month of the Term or any Renewal Term(s), LICENSEE shall submit to NHLE, or in accordance with written instructions given by NHLE, a full and accurate statement showing the quantity, description and Net Sales of each of the Licensed Products sold or distributed during such month on forms to be furnished by NHLE Simultaneously with the submission of such statement LICENSEE shall remit the Royalty Payment due on Net Sales for each such month by check or electronic transfer payable to ` NHL Enterprises, L P " and delivered directly to NHLE or, in accordance with written instructions given to LICENSEE by NHLE. Such statements shall be submitted whether or not they reflect any Net Sales of Licensed Products. Receipt and acceptance by NHLE of any statement furnished by LICENSEE or Royalty Payments paid hereunder shall not preclude NHLE from questioning the correctness thereof at any time; in the event any errors are disclosed, such statements shall be rectified and any differences in Royalty Payments remitted within ten (1 0) days to NHLE. LICENSEE acknowledges that time is of the essence in making payments to NHLE. lf any payments to NHLE are not remitted on the date due, LICENSEE shall pay interest at the rate of one and one-half percent (1 .5%) per month from such date until payment thereof is made to NHLE. If requested by NHLE LICENSEE at its own expense shall provide NHLE within sixty (60) days of the end of each License Year a detailed statement for such License Year certified by an independent certified public accountant approved by NHLE, showing the Net Sales of each Licensed Product sold or distributed by LICENSEE during such year, together with a computation of Royalty Payments on Net Sales due NHLE for such year.

5.          CATALOG CONTRIBUTIONS.

            NHLE shall have the right but not the obligation to publish catalogs, sales sheets and brochures ("Catalogs") during any License Year in order to promote the sale of Licensed Products. The format and style of any such Catalog will be in NHLE's sole discretion. LICENSEE undertakes (i) to contribute to each such Catalog by furnishing, free of charge, such samples, artwork, photography and the like as may be available to it and requested, and (ii) to participate in each such Catalog and pay for a minimum of one page at NHLE s prevailing rate to cover the cost of such publication including distribution costs to retailers, wholesalers, mail order houses and other outlets for Licensed Products. The payment by LICENSEE for such participation will be in addition to any Advances, Guaranteed Minimum Payments and Royalty Payments due NHLE as specified herein.

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

       6.    BOOKS AND RECORDS.

            LICENSEE agrees to keep accurate books of account and records covering all transactions relating to this License. NHLE and its duly authorized representative shall have the right at all reasonable hours of the day to examine and audit such books of account and records and all other documents and material in LICENSEE's possession or under its control with respect to the subject matter and terms of this License Agreement, and shall have free and full access thereto for such purposes. All such books of account and records shall be kept available for at least two years after termination or expiration of this License Agreement. LICENSEE will designate a symbol or number which will be used exclusively in connection with Licensed Products and with no other articles which LICENSEE may manufacture, sell, or distribute. In the event that an audit by NHLE reveals an underpayment by L1CENSEE LICENSEE shall immediately upon demand remit payment to NHLE in the amount of such underpayment plus interest calculated at the rate of one-and-one-half percent (1 5%) per month from the date such payment was actually due until the date such payment is made LICENSEE shall reimburse NHLE for the entire costs and expenses of such audit if the underpayment is two percent (2%) or more than the amount required to be paid to NHLE for the applicable License Year.


       7. QUALITY CONTROL OF LICENSED PRODUCTS.

            LICENSEE agrees that the Licensed Product(s) shall be of high standard and of such style, appearance and quality as shall be adequate and suitable to their promotion, distribution and sale to the best advantage of LICENSEE NHLE, NHL and its Member Teams. To this end LICENSEE shall perform as follows:

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

            (a) Before selling or distributing any of the Licensed Product(s), LICENSEE shall submit without charge samples of each such Licensed Product, including all styles, colors and variations, together with its cartons and containers, including packaging and wrapping material, hang. tags and labels (the "Related Materials"), for NHLE's written approval in accordance with procedures specified hereafter. Licensee shall submit for review all Licensed Products and Related Materials at each of the following stages of production: 1) rough sketches or layout concepts; 2) finished artwork or final proofs 3) pre-production samples or strike-offs and 4) finished products suitable for retail sale. The samples of Licensed Products and Related Materials submitted by LICENSEE for quality control purposes shall be delivered directly to NHLE at its address specified first above or in accordance with written instructions given by NHLE. The quality and style of each such Licensed Product and its Related Materials shall be subject to NHLE's prior approval. In the event that any item submitted to NHLE shall not have been approved, disapproved or otherwise commented upon within twenty (20) business days after receipt thereof by NHLE, then LICENSEE shall have the right to so notify NHLE of such fact by telegram or telefax message. In the event that NHLE fails to then approve, disapprove or otherwise comment upon the submitted items within ten (10) business days after receipt by it of such communication, any items so submitted by LICENSEE shall be deemed to have been approved LICENSEE shall, in addition, thereafter furnish to NHLE free of cost for its prior written approval six (6) production samples of each such Licensed Product, together with their Related Materials, within fifteen (I 5) days of the start of each License Year that this License Agreement is in effect.

            (b) After samples of each Licensed Product(s) and Related Materials have been approved pursuant to this paragraph, LICENSEE shall not depart therefrom in any material respect without NHLE's prior written consent.

            (c) NHLE shall have the right to withdraw its approval of approved samples of Licensed Products and Related Materials if the quality of any such item ceases to be acceptable or in the event of some factor which reflects unfavorably upon the professional, business or personal reputation of NHL, its Member Teams or NHLE.

            (d) Subject to the terms and conditions hereof, LICENSEE may utilize the NHL Marks for such selling, advertising, promotional and display materials for the Licensed Product(s) as in its judgment will best promote the sale of said Licensed Product(s) LICENSEE agrees that it will not use the NHL Marks or any reproduction thereof in any advertising promotional or display material or in any other manner without NHLE's prior written approval. In the event that any advertising, promotional or display material submitted to NHLE shall not have been approved, disapproved or otherwise commented upon within twenty (20) business days after receipt thereof by NHLE, then LICENSEE shall have the right to so notify NHLE of such fact by telegram or telefax message. In the event that NHLE fails to then approve, disapprove or otherwise comment upon the submitted items within ten (10) business days after receipt by it of such telegraphic or telefax communication, any items so submitted shall be deemed to have been approved. Prior to use by LICENSEE, six (6) production copies of all such advertising promotional and display materials will be furnished to NHLE free of charge

       8.    PROMOTIONAL  SUPPORT  OF NHL TEAMS  AND  DISTRIBUTION  OF  LICENSED
             PRODUCTS.

            (a) L1CENSEE undertakes to support the National Hockey League and its Member Teams by supplying to NHLE free of charge samples of Licensed Products to a total value at LICENSEE'S lowest wholesale price of five hundred U S dollars ($500 00) annually Such free samples will be distributed by NHLE to NHL and/or the Member Teams directly or used by NHLE in its discretion for promotions directly benefiting the Member Teams In addition to supplying such samples of Licensed Products free of charge, LICENSEE also undertakes to supply NHLE at NHLE's expense samples' of Licensed Products at LICENSEE's cost in such quantities as requested by


                   NHLE for the Member Teams or for promotions authorized by NHLE.

            (b) LICENSEE undertakes to sell Licensed Products to the NHL Stores (as defined below): 1) at the lowest minimum quantities; ii) at the lowest prices charged by LICENSEE to any distributor; and iii) at the most advantageous credit terms and return privileges offered by LICENSEE to any distributor. L1CENSEE also agrees to deliver new styles or designs of Licensed Products to the NHL Stores on a prompt and timely basis, and in no event later than to other outlets, provided orders have been placed with LICENSEE for said new styles or designs by said NHL Stores on as timely a basis as those orders placed by other outlets "NHL Stores' shall mean retail outlets owned by, and/or operated by or under license from any NHL Member Team or any of the NHLECOs (including without limitation "brick-and-mortar and other traditional outlets, the NHL and NHL Member Team online stores, and any other outlets distributing Licensed Products through the internet, wireless networks, television and any other interactive media).

            (c) LICENSEE undertakes to sell, distribute, and supply, within the Territory, the Licensed Products in such manner as may be required to meet the competition by manufacturers of similar articles. LICENSEE further undertakes to make and maintain adequate arrangements for the broadest possible distribution of Licensed Products throughout the Territory through all regular channels of distribution consistent with Licensed Sales including but not limited to companies selling through mail order catalogs; companies consisting of or operating groups of stores or department stores commonly known as "chains;" independently run stores; and wholesale distributors selling to retail outlets. LICENSEE will use its best efforts to place Licensed Products in at least one first class retail outlet in the marketing area of each NHL Member Team within the Territory, and to sell to each catalog merchant and "chain" buying the Licensed Product(s) merchandise bearing the NHL Marks of each NHL Member Team operating within the geographic area served by said catalog merchant or "chain". LICENSEE agrees to maintain adequate inventories of the Licensed Products as an essential part of its distribution program. LICENSEE will not sell Licensed Products to any retail outlet within any area to the exclusion of other retail outlets that may desire to purchase Licensed Products and whose credit rating and sales merchandising policies warrant such sales. In the event LICENSEE sells or distributes other merchandise of the same grade and quality as the Licensed Products, but which do not bear any of the Licensed Marks, LICENSEE will not discriminate in the granting of commissions and discounts to salesmen, dealers and distributors for the Licensed Products. LICENSEE acknowledges and agrees that the foregoing provisions of this paragraph 8 are material provisions of this License Agreement.

       9.   GOODWILL

            L1CENSEE recognizes the great value of the reputation and goodwill associated with the NHL Marks and other NHL Indicia and, in such connection, acknowledges that such goodwill exclusively belongs to NHL and its Member Teams, that LICENSEE's use of the NHL Marks and other NHL Indicia will inure to the benefit of NI-IL and its Member Teams, and that the NHL Marks and other NHL Indicia have acquired a secondary meaning in the mind of the purchasing public related to NHL and its Member Teams. LICENSEE further recognizes and acknowledges that a breach by LICENSEE of any of its covenants, agreements or undertakings hereunder will cause immediate irreparable damage which cannot be readily remedied in damages in an action at law and which in addition thereto constitutes an infringement of rights in the NHL Marks and other NHL Indicia thereby entitling NHLE NHL and its Member Teams to equitable remedies, costs and damages, including reasonable attorneys' fees.

10.      INDEMNIFICATIONS.

            (a) LICENSEE hereby indemnifies and agrees to hold harmless NHLE, NHL Enterprises Canada, L.P., NHL Enterprises B.V., NHL Interactive Cyber
Enterprises, LLC, NHL, its Member Teams and each of their respective partnerships, partners principals, officers directors, governors, owners, other officials, employees affiliates and other related entities servants agents, representatives successors and assigns (collectively the "Indemnified Parties") from any loss liability damage cost, expense (including reasonable attorneys'
fees) claims or suits (each, a "Claim" and collectively the "Claims") arising out of or relating to (i) any act or omission of LICENSEE (ii) any breach of any obligation or covenant undertaken or made by LICENSEE in this License Agreement or (iii) the manufacture, distribution, advertising, promotion, offering for sale and sale of the Licensed Products, including without limitation any Claim against any of the Indemnified Parties by reason of or alleging any unauthorized or infringing use by LICENSEE of any patent, process, trade secret, copyright, trademark, or publicity right or other property (other than the NHL Marks covered by this License Agreement) or any alleged defects (design, manufacturing, handling or other) or inherent dangers in the Licensed Products or the use thereof. LICENSEE agrees to obtain and maintain at its own expense through and until all applicable statutes of limitations have expired insurance coverage written on an occurrence basis and providing protection for each of the Indemnified Parties and LICENSEE against the Claims, as follows (the "Required Insurance Coverage"): (1) commercial general liability, including bodily injury and property damage, contractual liability, personal injury and advertising liability, and including a waiver of subrogation with respect to the Indemnified Parties, in amounts no less than $5,000,000 per occurrence/$5,000,000 aggregate,
(2) product liability, including bodily injury and property damage, in amounts no less than $5,000,000 per occurrence/$5,000,000 aggregate, (3) automobile liability in amounts no less than $1,000,000 Combined Single Limit, Bodily Injury and Property Damage and (4) workers' compensation, in amounts no less than the statutory limit. Within thirty (30) days from the date of this License Agreement,' LICENSEE shall submit to NHLE a fully paid policy or certificate of insurance from a New York admitted carrier with a Best's rating of no less than MI evidencing the Required Insurance Coverage and naming each of the Indemnified Parties as additional insured parties with respect to all of the Required Insurance Coverage except workers' compensation, providing that coverage shall extend to the Claims arising out of the use of Licensed Product(s) manufactured or sold under this License Agreement or otherwise arising out of this License Agreement, no matter when such Claims may be asserted, and further providing that the insurer shall not terminate or materially modify such coverage without written notice to NHLE at least thirty (30) days in advance thereof, and that if the insurer does so, NHLE will have the option to pay the premiums necessary to maintain or continue such insurance in effect, in which case NHLE shall be entitled to reimbursement from LICENSEE for the cost of such premiums. The Required Insurance Coverage shall be primary to all other valid and collectible insurance held by the additional insured parties. LICENSEE acknowledges and agrees that LICENSEE's acquisition of the Required Insurance Coverage shall not satisfy or limit LICENSEE's indemnity obligations hereunder, LICENSEE shall provide NHLE with renewal policies or certificates of insurance in accordance with the terms hereof on an annual basis, covering all periods through and until all applicable statutes of limitations have expired.

       (b) The indemnities provided for herein are conditioned upon the indemnified party's furnishing the indemnifying party with prompt written notice of such Claim(s) as to which it seeks indemnification hereunder. NHLE shall have the option and right, at NHLE's election and at the indemnifying party's cost and expense, to assume and control the defense of such Claim(s). Each party shall cooperate with the other party in the defense of such Claim(s). The indemnifying party shall reimburse the indemnified party (or parties) for all reasonable out-of-pocket costs incurred by the indemnified party (or parties) in connection with such cooperation. In any instance in which the indemnities set forth in paragraph I 0(a) pertain, LICENSEE shall not enter into a settlement of any or all of the Claims or admit liability or fault without NHLE's prior written approval Termination or expiration of this License Agreement shall not affect the continuing obligations of LICENSEE as an indemnifying party hereunder.

11.    TERM1NATION.

       (a) NHLE shall have the right to terminate this License Agreement without prejudice to any rights which it may have in the premises, whether in law, or in equity, or otherwise, upon the occurrence of any one or more of the following events (herein called "defaults"):

        (I) If any governmental agency finds that the Licensed Product(s) are defective in any way, manner or form;

        (ii) lf LICENSEE distributes, sells or offers to sell any Licensed Products not made in complete conformity to the provisions of paragraph 7 of this License Agreement, or distributes, sells or offers to sell any merchandise bearing a copy or simulation of any NHL Mark or other NHL Indicia other than the Products

        (iii) If LICENSEE shall be unable to pay its debts when due or shall make any assignment for the benefit of creditors, or shall file any petition under the bankruptcy or insolvency laws of any nation, jurisdiction, county or place, or shall have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent:

      (iv) In the event that LICENSEE does not commence in good faith to manufacture, distribute and sell each Licensed Product throughout the Territory within sixty (60) days of the commencement of the Term hereof and fails to maintain an inventory of Licensed Products sufficient to supply the market demand therefor; or

      (v) If there is a change in more than fifty percent (50%) ownership or controlling interest of LICENSEE or a material change in management of LICENSEE.

      (b) In the event LICENSEE violates, breaches or defaults in performing any of the provisions of this License Agreement other than those identified in paragraph I I (a) above, and does not fully cure such violation, breach or default within ten (10) days notice from NHLE, this License Agreement shall automatically terminate, and LICENSEE shall pay NHLE within thirty (30) days without further demand all amounts then due NHLE and also shall pay therewith as liquidated damages all amounts still due NHLE as Guaranteed Minimum Payments for the remainder of the Term or any Renewal Term(s). lf such payments are not remitted when due, LICENSEE consents to the entry of judgment for such amount by a court having jurisdiction over LICENSEE or any of its assets. In addition, NHLE shall be entitled to sue for injunctive relief and other consequential damages, including reasonable attorneys' fees incurred by NHLE, NHL and/or its Member Teams as a result of any such violation, breach or default by LICENSEE.

      (c) It is agreed and recognized that the nature of the business of NHLE, NHL and its Member Teams requires great public respect for and trust in the reputation and integrity of NHL and its Member Teams. Accordingly, it is agreed that in the event of some unanticipated factor, development or event which, in NHLE's reasonable opinion, causes continued association of NHL and/or its Member Teams with LICENSEE or the Licensed Products to have a materially adverse reflection upon NHL or its Member Teams, NHLE may terminate this License Agreement unilaterally by written notice to LICENSEE. It is further agreed that if it he NHLE should determine, within its sole discretion, that LICENSEE, or any sub-contractor or sub-manufacturer of LICENSEE involved in the production, manufacture or marketing of the Licensed Product(s), have violated any labor laws or standards applicable to their business, including, but not limited to, child labor practices, then the NHLE may terminate this License Agreement immediately upon written notice to LICENSEE. It is further agreed that if the NHLE should determine, within its sole discretion, that LICENSEE, or any sub-contractor or sub-manufacturer of L1CENSEE involved in the production manufacture or marketing of the Licensed Product(s), have violated any labor laws or standards applicable to their business, including, but not limited to, child labor practices, then the NHLE may terminate this License Agreement immediately upon written notice to LICENSEE. In the event of such termination, LICENSEE shall be excused from all further (but not past due or subsequently earned) royalty obligations; the pro-rated amount of any minimum guarantee paid in advance will be refunded to LICENSEE; and NHLE will, in the event it cannot approve distribution of the remainder of LICENSEE's inventory and work in process, reimburse LICENSEE for its expenses of salvage or for unsalvageable products for LICENSEE s cost of manufacturing or acquiring the same It is further agreed that if NHLE should determine, within its sole discretion that LICENSEE, or any sub-contractor or sub-manufacturer of LICENSEE involved in the production, manufacture or marketing of the Licensed Product(s), have violated any labor laws or standards applicable to their business, including, but not limited to, child labor practices, then NHLE may terminate this License Agreement immediately upon written notice to LICENSEE.

      (d) In the event of termination of this License Agreement pursuant to paragraph 11(a) hereof, LICENSEE will refrain from further use of the NHL Marks and other NHL Indicia (or any further reference to all or each of them, direct or indirect, or any simulation of the NHL Marks or other NHL Indicia). LICENSEE agrees that the NHL Marks and other NHL Indicia possess a special, unique and extraordinary' character which makes difficult the assessment of the monetary damage sustained by unauthorized use. LICENSEE recognizes that irreparable injury would be caused by unauthorized use and agrees that injunctive and other equitable relief would be appropriate in the event of a breach of this License Agreement, provided, however, that such remedy shall not be exclusive of other legal remedies otherwise available to NHLE, NHL and/or its Member Teams.

12.    FINAL STATEMENT.
              LICENSEE shall deliver as soon as practicable, to NHLE following expiration or termination of this License Agreement a statement indicating the number and description of Licensed Product(s) on hand Following expiration of this License Agreement LICENSEE may manufacture no more Licensed Product(s) in association with the NHL Marks and/or other NHL Indicia but may continue to distribute and sell its remaining inventory for a period not to exceed sixty
(60) days following such expiration, subject to payment of applicable royalties thereto, provided, however, that LICENSEE shall have no such right if this License Agreement is terminated pursuant to paragraph 11 . Following expiration or termination of this License Agreement for whatever reason, LICENSEE agrees to make no use of the NHL Marks and/or other NHL Indicia whatsoever either in or on products or in advertising publicity promotional or display materials. NHLE shall have the right to conduct a physical inventory in order to ascertain or verify such inventory and/or statement in the event LICENSEE refuses to permit NHLE to conduct such physical inventory LICENSEE shall forfeit its right hereunder to dispose of such inventory. In addition to such forfeiture, NHLE shall have recourse to any and all other legal remedies available to it. Notwithstanding the foregoing, in the event that NHLE terminates this License Agreement pursuant to any of the provisions of this License Agreement, LICENSEE shall have no right to dispose of its inventory beyond the effective date of such termination and shall be subject to the payment of damages specified herein.

       13.   NOTICES.

             All notices which either party hereto is required or may desire to give to the other shall be given by addressing the same to the other at the address above written, or at such other address as may be designated in writing or by telefax message by any such party in a notice to the other given in the manner prescribed in this paragraph. All such notices shall be sufficiently given when the same shall be received by telefax message, or after such notice is deposited so addressed, postage prepaid, in the United States or Canadian mail, and/or when the same shall have been delivered, so addressed, to a telegraph or cable company toll prepaid. The date of actual receipt of such telefax message, mail or telegraphing shall be the date of the giving of such notice.

       14    NO PARTNERSHIP OR JO1NT VENTURE ETC

             This License Agreement does not constitute and shall not be construed as constituting a partnership, joint venture or agency between LICENSEE and either the NHLE, NHL and/or its Member Teams. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

       15.   CONSTRUCTION.

             This License Agreement shall be construed in accordance with the laws of the State of New York of the United States of America without reference to the conflicts of law provisions thereof.

       16.   WAIVER MODIFICATION ETC

            This License Agreement represents the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all previous representations, understandings or agreements between the parties hereto No waiver modification or cancellation of any term or condition of this License Agreement shall be effective unless executed in writing by the party charged therewith No written waiver shall excuse the performance of any act other than those specifically referred to therein NHLE makes no warranties to the LICENSEE except those specifically expressed on the first page hereof

       17.   NO ENDORSEMENT BY PLAYERS ETC

            This License Agreement does not carry with it any right to use the name, likeness, reputation, goodwill, persona, or any other aspect of the right of privacy, personality or publicity of any individual or group, including any individual, or group of, current or former NHL player(s). LICENSEE understands and agrees that it is LICENSEE's responsibility to secure whatever rights may be required for the use of any such. name, likeness, reputation, goodwill, persona or other aspect in connection with the Licensed Products. LICENSEE further understands and agrees that neither the execution hereof nor any grant of approval hereunder nor any other act or omission by NHLE shall operate or be construed as a grant by NHLE of any such rights or as approval by NHLE of the use of any such name likeness, reputation, goodwill, persona or other aspect in connection with the Licensed Products in the event LICENSEE shall not have secured such rights LICENSEE shall not exercise the rights granted hereunder in any manner that will constitute an endorsement of a Licensed Product by any current or former NHL player(s) without the specific consent of such player(s).

       18.   ARBITRATION.
            (a) Any dispute or disagreement  between the parties hereto shall be determined in any forum of NHLE's choosing, and LICENSEE hereby consents to venue and personal jurisdiction in any New York State court sitting in New York City and the United States District Court for the Southern District of New York. In any such action, the forum may retain jurisdiction to award damages, profits, attorneys' fees or costs, as allowed by law in such matters.
            (b) Without  limiting the  provisions of clause (a) above,  NHLE may elect to have any dispute or disagreement between the parties hereto arising out of or relating to this License Agreement settled by binding arbitration in New York City under the rules then in effect of the American Arbitration Association, and judgment upon the award may be entered in the courts of the State of New York and any other court having jurisdiction.

       19.  ACCEPTANCE BY NHLE.

            This instrument, when signed by LICENSEE, shall be deemed an application for a license and not a binding agreement unless and until accepted by NHLE by signature of a duly authorized officer and the delivery of such a signed copy to LICENSEE. The receipt and/or deposit by NHLE of any check or other consideration given by LICENSEE and/or the delivery of any material by NHLE to LICENSEE shall not be deemed an acceptance by NHL of this application. The foregoing shall apply to any documents relating to renewals or modifications hereof.

            IN WITNESS WHEREOF, the parties hereto have signed this License Agreement as of the day and year first above written.




NHL ENTERPRISES, L.P.,                 LICENSEE: COLLECTIBLE CONCEPTS GROUP, MC,

BY:    NHL ENTERPRISES, INC.,
       ITS GENERAL PARTNER

By: /s/ BRIAN P. JENNINGS                       By: /s/ PAUL S. LIPSCHUTZ
    ---------------------                           ---------------------
Name: Brian P. Jennings                         Name: Paul S. Lipschutz

Title: Group Vice President,                    Title: President
      Consumer Products Marketing
















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